SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post Effective Amendment #2 to
FORM S-1
Registration Statement
Under the Securities Act of 1933

EXCEL GLOBAL, INC.
(Exact Name of Registrant As Specified In Its Charter)

      Nevada                                                    26-0657736
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
   of incorporation or        Industrial Classification       Identification
     organization)                Code Number)                   Number)

                                                    Betty Soumekh
   816 South Robertson Blvd.                  816 South Robertson Blvd.
   Los Angeles, CA 90035                      Los Angeles, CA 80035
   Telephone (310) 623-7505                    Telephone (310) 623-7505
 (Address, and telephone number             (Name, address and telephone number
 of principal executive offices)                    of agent for service)

Copies to:
Ms. Jody Walker ESQ.
7841 South Garfield Way
Centennial, CO 80122
Phone 303-850-7637 Fax 303-482-2731

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
 [x] 333-150462

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(c) under the Securities Act of 1933.

        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED         PROPOSED
SECURITIES TO BE         BEING      MAXIMUM          MAXIMUM      AMOUNT OF
REGISTERED             REGISTERED OFFERING PRICE    AGGREGATE    REGISTRATION
                                    PER SHARE     OFFERING PRICE      FEE(1)(2)
Common Stock     1,000,000    $.25      $250,000       $9.83
                 ---------            ----------     -------
Total            1,000,000              $250,000       $9.83

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.
(2) Previously paid.

EXPLANATORY NOTE

   This Registration Statement is being filed with the Securities and Exchange Commission pursuant to Rule 462(c) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering by the Registrant contemplated by the Registration Statement on Form S-1, Registration Number 333-150462, declared effective on May 9, 2008. The contents of Registration Statement No. 333-150462, including amendments are hereby incorporated herein by reference.

The filing of this post-effective amendment is made to accurately reflect the prior reduction in the price of the common shares disclosed in the prospectus filed on May 19, 2008 pursuant to Rule 424(b)(2) and to accurately reflect the total common shares registered for sale. Updated financial statements and Management's Discussion and Analysis of Financial Condition have been included. The offering closed on August 20, 2008. The registrant raised $257,750 through the sale of 1,031,000 common shares at $.25. Through a clerical accounting error, the registrant sold approximately 31,000 common shares or three percent more than the maximum offering amount of 1,000,000 common shares.

EXCEL GLOBAL, INC.
BALANCE SHEETS
                                                              As of
                                                September 30,          December 31,
                                                    2008                  2007
                                                 ----------           ----------
                                                 (Unaudited)
ASSETS
------
Current assets:
  Cash in Bank                                      $   51,611       $         -
  Accounts receivable                                        -            25,000
                                                    ----------        ----------
    Total Current Assets                                51,611            25,000
                                                    ----------        ----------

Property and equipment, net of accumulated
  depreciation of $34 for 2008, and none for 2007        1,998                 -

Other Assets
  License Rights                                        51,000            51,000
  Deposit                                                1,000                 -
                                                    ----------        ----------
    Total Other Assets                                  52,000            51,000
                                                    ----------        ----------
TOTAL ASSETS                                        $  105,609        $   76,000
                                                     ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------
Current Liabilities
  Accounts payable                                   $   50,000       $   50,000
  Accrued expenses                                       11,083           25,200
  Officer loan                                           33,680              853
                                                     ----------       ----------
    Total Current Liabilities                            94,763           76,053
                                                     ----------       ----------

Stockholders' Deficit:
  Common stock, no par value, 25,000,000 shares
   authorized, 8,141,000 and 7,100,000 shares
   issue and outstanding as of 2008 and 2007,
   respectively                                         356,250           71,000
  Deficit Accumulated in the development stage         (345,404)         (71,053)
                                                     ----------       ----------
     Total Stockholders' Equity (Deficit)                10,846              (53)
                                                     ----------       ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  105,609       $   76,000
                                                     ==========       ==========

The accompanying notes are an integral part of these interim unaudited financial statements

EXCEL GLOBAL, INC.
STATEMENTS OF OPERATIONS (Unaudited)

                              For the three  For the nine       For the period from
                              Months ended    months ended   August 2, 2007, Inception
                                         Sept. 30, 2008          to Sept. 30, 2007
                              ----------------------------   -------------------------
Operating Expenses
  Research and development      $ 200,000       $ 200,000            $       -
  Selling, general and
    administrative expenses        34,719          72,998                6,435
                                ---------       ---------            ---------
   Total Operating Expenses       234,719         272,998                6,435

  Operating loss                 (234,719)       (272,998)              (6,435)

Other Income (Expenses):
  Interest and Other Income             -               -                    -
  Interest and Other Expenses         553             553                    -
                                ---------       ---------             --------
    Total Other Income (Expenses)     553             553                    -
                                ---------       ---------             --------

Net loss before Income Taxes     (235,272)       (273,551)              (6,435)
Provision for Taxes                     -             800                    -
                                ---------       ---------             --------
  Net Loss                      $(235,272)      $(274,351)             $(6,435)
                                =========       =========             ========

Net loss per share,
  Basic and Diluted             $   (0.03)      $   (0.04)                 NIL

Weighted Average Number
  of Shares                     7,794,000       7,331,333            7,100,000




The accompanying notes are an integral part of these interim unaudited financial statements

EXCEL GLOBAL, INC.
STATEMENT OF CASH FLOWS

                                                                  For the period from
                                      For the nine months    August 2, 2007, Inception
                                       September 30, 2008       to September 30, 2007
                                      -------------------    -------------------------
Cash Flow from Operating Activities:
  Net Loss                                 $  (274,351)             $   (6,435)
  Adjustment to reconcile net loss to
   net cash used by operating activities:
    Depreciation                                    34                       -
    Stock issued for services                   27,500                       -
    (Increase) Decrease in:
      Accounts receivable                       25,000                       -
      Deposit                                   (1,000)                      -
  Increase(Decrease) in:
      Accrued expenses                         (14,117)                      -
                                            ----------              ----------
Net Cash used by Operating Activities         (236,934)                 (4,435)

Cash Flow from Investing Activities:
  Purchase of property and equipment            (2,032)                      -
                                            ----------              ----------
Net Cash used by Investing Activities           (2,032)                      -
                                            ----------              ----------

Cash Flow from Financing Activities:
  Proceeds from officer advances                32,827                   4,435
  Proceeds from sale of stock                  257,750                       -
                                            ----------               ---------
Net Cash provided by Financing Activities      290,577                   4,435
                                            ----------               ---------

Net Increase in Cash                            51,611                       -

Cash Balance at beginning of period                  -                       -
                                            ----------               ---------
Cash Balance at end of Period               $   51,611                       -
                                            ==========               =========

Supplemental Disclosure:
  Taxes Paid                                $        -               $       -

 The accompanying notes are an integral part of these interim unaudited financial statements

EXCEL GLOBAL, INC.
NOTES TO INTERIM UNAUDITED FINANCIAL STATEMENTS
-----------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Excel Global, Inc. (the "Company") was incorporated in the state of Nevada on August 2, 2007.

The Company is a web-based service provider offering real time information captured through the use of its prime product known as the EDGE. This allows the Company together information for its clients with immediate analysis to its results allowing the client to react to the information more efficiently.

Presentation of Interim Information. The financial information at September 30, 2008 and for the three and nine months ended September 30, 2008 are unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP"") for interim financial information, and with the instructions to Form 10-Q. Accordingly, such information does not include all of the information and footnotes required by U.S. GAAP for annual financial statements. For further information refer to the Financial Statements and footnotes thereto for the year ended December 31, 2007 included in the Company's Form S-1.

The balance sheet as of December 31, 2007 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

The results for the three and nine months ended September 30, 2008 may not be indicative of results for the year ending December 31, 2008 or any future periods.

Use of estimates. The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue Recognition. The Company recognizes revenue when service is rendered, providing that collectibility is reasonably assured. Revenue consists primarily of gross administrative fees. Amounts received prior to providing the service date are classified as deferred revenue. The Company did not generate any revenue during the three months ended September 30, 2008.

Cash Equivalents. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

EXCEL GLOBAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
-----------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

Property and Equipment. Property and equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, generally 5 to 7 years. Depreciation expense for the three months ended September 30, 2008 and 2007 was $34 and none, respectively.

Fair Value of Financial Instruments. All financial instruments are carried at amounts that approximate estimated fair value.

Research and Development. The Company records research and development expenses as they incurred.

Income Taxes. Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Licensing Rights. As of September 30, 2008, the Company capitalized $51,000 for licensing agreement rights.

Impairment of Long-Lived Assets. Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value costs to sell.

Net Loss Per Share. Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share as the Company did not have dilutive items during the audit period.

Stock Based Compensation: Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(r), "Shares-Based Payment" (SFAS 123R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but no yet vested as of January 1, 2006 based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(r). As a result of adopting SFAS 123(r) on January 1, 2006, the Company reorganized per-tax compensation expense related to stock options of $51,511 and $1784,604 for the there months and nine months ended September 30, 2008.

New Accounting Pronouncements: In March 2008, Financial Accounting Standards Board {"FASB") issued Statement of Financial Accounting Standards (SFAS) No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring companies to enhance disclosure about how these instruments and activities affect their financial position, performance and cash flows. SFAS 161 also improves the transparency about the location and amounts of derivative instruments in a company's financial statements and how they are accounted for under SFAS 133. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008 and interim periods beginning after that date. As such, the Company is required to adopt these provisions beginning with the quarter ending in February 2009. Adoption of SFAS 161 is not expected to have a material impact on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007),"Business Combinations" ("SFAS No.141(R)"). SFAS No. 141(R) will replace SFAS 141, and establishes principles and requirements for how the acquirer in a business combination reorganizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Currently, the Company does not anticipate that this Statement will have a significant impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160,"Non-Controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS No. 160"). This statement requires that noncontrolling or minority interests in subsidiaries be presented in the consolidated statement of financial position within equity, but separate from the parents' equity, and that the amount of the consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. SFAS No. 160 will be effective for the Company's fiscal year beginning August 1, 2009. The adoption of this statement did not have a material effect on the Company's financial statements.

In December 2007, the FASB ratified the consensus reached on Emerging Issues Task Force Issue No. 07-1, "Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property" ("EITF 07-1"). EITF 07-1 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 will be effective for the Company's fiscal year beginning August 1, 2009. The Company is currently evaluating the potential impact of this standard on the financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 ("SAB 110"). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of "plain vanilla" options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Adoption of SAB 110 is not expected to have a material impact on the Company's financial statements.

NOTE 2 - GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

Management of the Company is actively increasing marketing efforts to increase revenues. The ability of the Company to continue as a going concern is dependent on its ability to meet its financing arrangement and the success of its future operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - LICENSE RIGHTS

On November 28, 2007, the Company acquired a license from a software developer, Service Technology, Inc. ("Licensor"). The Licensor has a certain social networking software for use on the website. According to the license rights, the Company is authorized by this agreement to utilize the software in any manner within the course and scope of its business.

The Company agreed to compensate the Licensor with a payment of $50,000, and in 100,000 common shares of the Company. As of September 30, 2008, the Company recorded $51,000 for its license rights.

The Company has indefinite term for the rights; therefore, the license right is not being amortized but will be reviewed for impairment annually or more frequently if impairment indicators arise, in accordance with SFAS 142.


NOTE 4 - ACCRUED EXPENSES

Accrued expenses consisted of the following:

                                            September 30,   December 31
                                                2008          2007
                                            (Unaudited)     (Audited)
                                            -------------   ----------

Accrued Professional Fees                   $   2,000       $   9,250
Accrued Interest                                  553           8,195
Employee Reimbursable                           7,730           6,955
State Income Tax                                  800             800
                                            ---------       ---------
  Total Accrued Expenses                    $  11,083       $  25,200

NOTE 5 - STOCKHOLDERS' EQUITY

During the three months ended September 30, 2008, the Company issued 100,000 shares of its common stock, valued at $0.25 per share or $25,000, to its Secretary and a director of the Company in consideration of their services rendered to the Company, and also issued 10,000 shares of common stock, valued at $0.25 per share or $2,500, to a broker for brokerage fees.

During the three months ended September 30, 2008, the Company received $257,750 and sold 1,031,000 shares of the Company's common stock to various investors at a price of $0.25 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Results of Operations for the three and nine months ended September 30, 2008 and for the period from inception to September 30, 2007.

We did not earn any revenue for the three months ended September 30, 2008. The net loss of $(235,272) for the three months ended September 30, 2008 was due to research and development ($200,000) and selling, general and administrative expenses ($34,719).

We did not earn any revenue for the nine months ended September 30, 2008. For the nine months ended September 30, 2008, we had a net loss of $274,551. This loss was due to research and development ($200,000), costs of being a reporting company and selling, general and administrative expenses of $72,998.

We did not earn any revenue for the period from August 2 (inception) to September 30, 2007. For the period from inception to September 30, 2007, we had selling, general and administrative expenses of $6,435 which were mainly related to organization expenses.

Results of Operations for the years ended December 31, 2007.

The net loss of $(71,053) for the year ended December 31, 2007 was due to commencement of operations.

Revenues
--------
Excel Global did not receive any revenues for the three and nine months ended September 30, 2008

Revenues of $25,000 for the year ended December 31, 2007 were attributed to commencement of operations.

Selling, general and administrative expense
-------------------------------------------
For the three months ended September 30, 2008, we had general, administrative and selling expenses of $34,719 due to expenses relating to our recent public offering and to being a reporting company.

For the nine months ended September 30, 2008, we had general, administrative and selling expenses of $72,998 due to expenses relating to our recent public offering and to being a reporting company.

For the year ended December 31, 2007, we had general, administrative and selling expenses of $95,253 due to the commencement of operations. Selling, general and administrative expenses will continue to increase as we implement sales and marketing initiatives.

Liquidity and Capital Resources
-------------------------------
During the nine months ended September 30, 2008, we purchased property and equipment resulting in net cash used by investing activities of $2,032.

During the nine months ended September 30, 2008, net cash provided by financing activities was $32,827 from the proceeds of an officer loan and proceeds from the sale of stock of $257,750.

During the year ended December 31, 2007, we did not pursue any investing activities.

During the year ended December 31, 2007, net cash provided by financing activities was $853 from the proceeds of an officer loan.

We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. Our current cash balance is estimated to be sufficient to fund our current operations for two months. We are attempting to increase the sales to raise much needed cash for the remainder of the year, which will be supplemented by our efforts to raise cash through the issuance of equity securities. It is our intent to secure a market share in the software application and service industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, and to manage timing differences in cash flows.

Plan of Operations
------------------

Our main focus in the next twelve months is to increase our marketing efforts to increase sales of the Edge and our services.

Our long term capital strategy is to increase our cash balance through the receipt of revenues and financing transactions, including the issuance of debt and/or equity securities. We have not yet determined any specific offering terms, if any.





SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on December 10, 2008.

Excel Global, Inc.

By: /s/ Betty Soumekh
    ----------------
    Betty Soumekh, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      /s/ Betty Soumekh             /s/Jeremy Vernassal
      -----------------             -------------------
      Betty Soumekh, CEO            Jeremy Vernassal
    Principal Financial Officer,    Director
    Controller, Director            December 10, 2008
      December 10, 2008

INDEX TO EXHIBITS

EXHIBIT NO.  IDENTIFICATION OF EXHIBIT

Exhibit Number and Identification of Exhibit

(3)     Articles of Incorporation, By-Laws
      (i) Articles of Incorporation incorporated by reference to Form S-1, #333-150462 filed April 25, 2008.
      (ii) By-Laws incorporated by reference to Form S-1, #333-150462 filed April 25, 2008.
      (iv) Instruments defining common stock incorporated by reference to Form S-1, #333-150462 filed April 25, 2008.
(5) Consent and opinion of Jody M. Walker, Attorney At Law incorporated by reference to Form S-1, #333-150462 filed April 25, 2008.
(10) Material Contracts incorporated by reference to Form S-1, #333-150462 filed April 25, 2008.
(11)    Statement of Computation of Per Share Earnings
         This Computation appears in the Financial Statements incorporated by reference to Form S-1, #333-150462 filed April 25, 2008.
(23)   Consent of Certified Public Accountant.